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                                                                    EXHIBIT 4.17





                                   SENIOR NOTE




$_______________                                               ___________, 1997

                                                               PPN: ___________


                  FOR VALUE RECEIVED, N2K Inc. ("Maker"), hereby a Pennsylvania corporation, promises to pay to the order of ______________, a _______________, with its principal place of business at ______________, ______________________________________________________ (together with its successors and assigns, the "Holder"), the principal sum of ___________________ Dollars ($_______________) in legal and lawful money of the United States of America, together with accrued interest thereon as set forth in Section 1 hereof, which interest shall accrue on the outstanding unpaid principal from and including the date hereof, but excluding the date on which the principal and all accrued interest are paid in full. The principal of this Note, together with all accrued interest thereon, shall be due and payable on the date (the "Maturity Date") on which the first of the following events occurs:
(i) consummation of an initial public offering of the common stock of N2K Inc., (ii) Change in Control (as hereinafter defined), or (iii) March 31, 1998. For purposes hereof "Change in Control" means (a) a merger or consolidation of Maker in which holders of the common stock of Maker receive cash, securities or other proper property from one or more third parties, (b) a sale by Maker of all or substantially all of the assets of Maker (c) at any time, the failure of Lawrence L. Rosen, Robert David Grusin or Jonathan V. Diamond (the "Management Stockholders") to collectively own, directly or indirectly, beneficially and of record, at least 20% (by number of votes) of the voting stock of Maker outstanding at such time, or (d) the transfer of other disposition of the voting stock of the Maker by any one or more of the Management Stockholders such that immediately after such transfer or other disposition the Management Stockholders fail to collectively own, directly or indirectly, beneficially and of record at least 25% (by number of votes) of the voting stock of the Maker outstanding at such time.

                  This Note is issued to fund critical working capital needs of N2K Inc. and is being issued in connection with a certain letter agreement by and between Maker as Holder of even date herewith (the "Letter Agreement").

                  Section 1. Interest. This Note shall accrue interest on the unpaid principal amount hereof at the rate of 14% per annum, compounded quarterly. Interest shall be computed on the basis of a 360-day year of 12 thirty-day months and shall be payable on the Maturity Date.

                  Section 2. Prepayments. Maker may, at its option, prepay the principal amount of this Note, and all accrued interest thereon, at any time and from time to time, in whole or in


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part and without penalty.

                  Section 3. Events of Default and Remedies. Any of the following events shall be an "Event of Default":

                  (a) Maker shall fail to pay the amount due under this Note on or preceding the Maturity Date;

                  (b) Maker shall fail to perform, observe and comply with any covenant, agreement, or condition (other than the covenant to pay amounts of principal or interest thereon due under this Note) contained in this Note and such failure continues for a period of ten (10) days following written notice to Maker from Holder of the continuation of such failure; or

                  (c) Maker (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for itself or a substantial part of its assets; (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement or readjustment of debt law or statute of any jurisdiction, whether now or hereafter in effect; (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of thirty (30) days or more; (v) or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture; (vi) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vii) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more.

                  (d) Any warranty, representation or other statement by or on behalf of Maker contained in the Letter Agreement or in any instrument furnished in compliance with or in reference thereto shall have been false or misleading in any material respect when made.

                  (e) Maker shall have defaulted with respect to any payment obligation in respect of any indebtedness of Maker (other than trade payables) or under any agreement securing or relating to such indebtedness, or any event shall occur and be continuing or any condition shall exist in respect of any indebtedness (other than trade payables), or under any agreement securing or relating to such indebtedness, that causes such indebtedness, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date or dates of payment (and the holder of such indebtedness has caused such to become due).

                  Upon the occurrence of an Event of Default described in paragraph (c) of Section 3 hereof, the outstanding principal amount of this Note shall automatically become immediately due and payable. Upon the existence of an Event of Default (other than pursuant to paragraph (c) of Section 3 hereof), Holder may declare the outstanding principal amount of the Note, to be forthwith due and payable. Upon the outstanding principal amount of this Note becoming due

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and payable under this Section 3, whether automatically or by declaration, the outstanding principal amount of the Note, all interest thereon, and all other amounts due under this Note shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Maker; and in addition thereto, Holder may exercise any rights and remedies provided by law.

                  Section 4. Covenants of Maker. At all times prior to the Maturity Date and so long as any amount remains outstanding under this Note:

                  (a) Financial Reporting: Business Information. Maker shall deliver to Holder:

                           (i) Monthly Financial Statements -- prior to the date
(the "IPO Date") Maker first offers for sale its common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, as soon as practicable after the end of each monthly fiscal period in each fiscal year of Maker, and in any event within 30 days thereafter:

                                    (A) a consolidated balance sheet as at the
         end of such month;

                                    (B) a consolidated income statement for such
         month and for the portion of such fiscal year ending with such month;
         and

                                    (C)     consolidated statements of changes
         in stockholders' equity and cash flows for such months and for the portion of such fiscal year ending with such month;

                  for Maker, setting forth in each case in comparative form the figures for the corresponding month in the previous fiscal year of Maker, all in reasonable detail, and certified by a senior financial officer of Maker as fairly presenting, in all material respects, the financial position of Maker and its results of operations and cash flows (subject to changes resulting from year-end adjustments);

                           (ii)     Post Initial Public Offering Information --
from and after the IPO Date, promptly upon their becoming available, a copy of each financial statement, report, notice or proxy statement sent by Maker to stockholders generally, and of each regular or periodic report (including, without limitation, each Form 10-Q and Form 10-K) and any registration statement, prospectus or written communication (other than transmittal letters), and each amendment thereto, in respect thereof filed by Maker with, or received by Maker in connection therewith from, the National Association of Securities Dealers, any securities exchange or the Securities and Exchange Commission or any successor agency; and

                           (iii)    Annual Financial Statements -- in the event
that the IPO Date does not occur before March 31, 1998, as soon as practicable after the end of each fiscal year of the Maker, and in any event within one hundred twenty (120) days thereafter,

                                    (i) consolidated balance sheets as at the
end of such year, and

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                                    (ii)    consolidated statements of income,
changes in shareholders' equity and cash flows for such year, for the Maker and its consolidated subsidiaries, setting forth in comparative form the financial statements for the previous fiscal year, all in reasonable detail and accompanied by an audit report thereon of independent certified public accountants of recognized national standing, which report shall state without qualification (including, without limitation, qualifications related to the scope of the audit, the compliance of the audit with generally accepted auditing standards, or the ability of the Maker or a material subsidiary thereof to continue as a going concern), that such financial statements have been prepared and are in conformity with GAAP.

                           (iv) Requested Information -- with reasonable promptness, such other data and information as from time to time may be reasonably requested by Holder;

                  (b) Inspection. Maker will permit officers and designated representatives of Holder, at the expense of Maker at any time when an Event of Default exists, and otherwise at the expense of Holder, to visit and inspect any of its properties, and to examine its books of account and to make copies and extracts therefrom, and discuss its affairs, finances and accounts with, and be advised as to the same by, its officers and its independent accountants (and by this provision Maker authorized said accountants to discuss the finances and affairs of Maker), all upon reasonable notice and at such reasonable times and intervals and to such reasonable extent as Holder may reasonably request.

                  (c) Negative Pledge. Maker will not grant in the future (upon the happening of a contingency or otherwise), any of its property, whether now owned or hereafter acquired, at any time to be subject to a lien securing indebtedness of Maker except for renewals or extensions of a loan agreement with CoreStates Bank in an amount up to $2 million.

                  (d)      Distributions.     Maker will not:

                           (i) make or declare, or incur any liability to make
                  or declare, any dividends or other distributions on the capital stock of Maker; and

                           (ii) make any optional or mandatory redemption,
                  retirement, purchase or other acquisition, direct or indirect, of any shares of capital stock of Maker, or of any warrants, rights, or options to acquire any shares of such capital stock of Maker other than the "put" of Rocktropolis, LLC as described in Maker's S-1 Registration Statement.

                  (e) Line of Business. Maker will not engage, directly or indirectly, in any line of business other than the music entertainment business.


                  Section 5. Costs and Expenses. Maker shall pay when billed the reasonable out-of-pocket costs and expenses (including reasonable attorney's fees) incurred by Holder in connection with the consideration, negotiation, preparation or execution of any amendments,

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waivers, consents, standstill agreements or other similar agreements with respect to this Note (whether or not any such amendments, waivers, consents, standstill agreements or other similar agreements are executed). At any time when Maker and Holder are conducting restructuring or workout negotiations in respect hereof, or an Event of Default exists, Maker shall pay when billed the reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and the fees of professional advisors) incurred by Holder in connection with the assessment, analysis or enforcement of any rights or remedies that are or may be available to Holder and in connection with inspections made pursuant to Section 4(b) (provided that at all other times inspections will be at the expense of Holder). If Maker shall fail to pay when due any principal of, or interest on, this Note, Maker shall pay to Holder, to the extent permitted by law, such amounts as shall be sufficient to cover the out-of-pocket costs and expenses, including but not limited to reasonable attorneys' fees, incurred by Holder in collecting any sums due on this Note.

                  Section 6. Payments on this Note. Maker shall pay all amounts payable with respect to this Note (without any presentment of this Note and without any notation of such payment being made thereon) by crediting, by federal funds bank wire transfer, the account of Holder designated on Annex 1 hereto or as the Holder may hereafter direct in writing. Any payment to be made to the Holder hereunder shall be deemed to have been made on the business day such payment actually becomes available at the Holder's bank prior to the close of business of such bank, provided that interest for one day shall be due on the amount of any such payment that actually becomes available to such bank after 1:00pm (local time of such bank).

                  SECTION 7. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PRINCIPLES).

                  Section 8. Waiver and Amendment. Maker hereby waives presentment, demand for payments, notice of dishonor, protest and notice of protest and any and all other notices or demands in connection with this Note. No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver on one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion. Any provision of this Note may be amended upon the express written agreement thereto of Maker, Holder and the holder of the Note at the time of such amendment.

                  Section 9. Headings; Construction. The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof; words used herein of any gender shall be construed to include any other gender where appropriate, and words used herein that are either singular or plural shall be construed to include the other where appropriate.

                  Section 10. Lost Note. Upon receipt by Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity satisfactory to it (provided that if Holder is an institutional investor or a nominee of an institutional investor, such institutional investor's own unsecured agreement of indemnity shall be deemed to be satisfactory for such purpose), and upon reimbursement to Maker of all reasonable

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expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, Maker will deliver in lieu of such Note a new note for the unpaid principal amount thereof and carrying the same rights to interest on the unpaid principal.


                  IN WITNESS WHEREOF, the undersigned has executed this Note on the date first above written.


                                    N2K Inc.



                                    By: ____________________________
                                         Bruce Johnson
                                         Vice President, Secretary and Treasurer

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